EXHIBIT 4.2

Amendment to Secured Convertible Promissory Note

THIS AGREEMENT (the “Agreement”) is made and entered into on July 12, 2023, by and among Healthcare Business Resources Inc. (the “Company”); Stephen Epstein, an individual (“Stephen”); and Joel Arberman, an individual (“Joel”).

1.

This Agreement amends that certain Secured Convertible Promissory Note executed on July 1, 2022, as amended (the “Note”) executed by the Company and with respect to certain provisions, by Stephen, and acknowledged by Joel.

2.	Capitalized terms herein have the same meaning as used in the Note, unless otherwise noted.

3.	Effective June 30, 2023:

a)	the Maturity Date is changed to January 1, 2024;

b)	the principal amount of the Credit Line is One Hundred and Fifty Thousand Dollars ($150,000.00).

4.

All other provisions of the Note and the Pledge And Security Agreement dated July 1, 2022 (the “Pledge Agreement”) made by Stephen in favor of Joel in connection with the Note remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

HEALTHCARE BUSINESS RESOURCES, INC.

By:
Stephen Epstein,
Chief Executive Officer

Stephen Epstein, individually

Joel Arberman, individually